Exhibit 8.1
Subsidiaries of Elan Corporation, plc
     As of December 31, 2010, Elan Corporation, plc had the following principal subsidiary undertakings:

		Group
		Share	Registered Office &
Company	Nature of Business	%	Country of Incorporation
Athena Neurosciences, Inc.	Holding company	100	800 Gateway Blvd.,
			South San Francisco,
			CA, USA
Crimagua Ltd.	Holding company	100	Treasury Building,
			Lower Grand Canal
			Street, Dublin 2, Ireland
Elan Holdings Ltd.	Holding company	100	Monksland, Athlone, Co.
			Westmeath, Ireland
Elan International Services Ltd.	Financial services company	100	Clarendon House,
			2 Church Street,
			Hamilton, Bermuda
Elan Pharma International Ltd.	R&D, manufacture, sale and	100	Monksland, Athlone, Co.
	distribution of pharmaceutical		Westmeath, Ireland
	products, management services and
	financial services
Elan Pharmaceuticals, Inc.	R&D and sale of pharmaceutical products	100	800 Gateway Blvd.,
			South San Francisco,
			CA, USA
Elan Science One Ltd.	Holding company	100	Monksland, Athlone, Co.
			Westmeath, Ireland
Keavy Finance Limited	Dormant	100	Treasury Building,
			Lower Grand Canal
			Street, Dublin 2, Ireland
Monksland Holdings BV	Holding company	100	Vinoly gebouw, Amsterdam
			Zuid-As, Claude Debussylaan
			24, 1082 MD, Amsterdam